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                              CUNA MUTUAL INSURANCE SOCIETY

          PURCHASE PAYMENT CREDIT BENEFIT ENDORSEMENT EXTRA CREDIT PLAN

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SECTION 1. GENERAL INFORMATION
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1.1 WHAT IS OUR AGREEMENT WITH YOU?

Our agreement with you includes this endorsement as a part of the contract to which it is attached. The provisions of the contract apply to this endorsement unless changed by this endorsement.

1.2 WHAT ARE THE MOST COMMONLY USED TERMS AND WHAT DO THEY MEAN?

CREDIT - the increase amount that is calculated as a result of this benefit endorsement.

CREDIT VALUE - the amount of the credit plus any increases for earnings or reductions for investment losses due to the credit.

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SECTION 2. PURCHASE PAYMENT CREDIT PROVISION
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2.1  WHAT IS THE BENEFIT PROVIDED BY THIS ENDORSEMENT?

A purchase payment received on or after the contract issue date will result in a credit to your contract value if your cumulative net purchase payments meet or exceed a specific amount.

Cumulative net purchase payments equal:

   a.) total of all net purchase payments received; less b.) any partial withdrawals (including any associated surrender charges).

The cumulative net purchase payment amounts and associated increase percentages are:

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  CUMULATIVE NET PURCHASE PAYMENTS                CREDIT PERCENTAGE
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     $0.00 through $249,999.99                            4%
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    $250,000 through $499,999.99                          5%
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         $500,000 and above                               6%
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The credit to your contract value will be calculated as follows:

   a.) cumulative net purchase payments; multiplied by b.) the applicable credit percentage; minus c.) any prior credits to your contract value as a result of this endorsement.

The credit will be allocated according to your purchase payment allocation in effect as of the date of the credit.

Credits will be treated as earnings under your contract and will not be subject to any applicable surrender charge.

In the event of a partial withdrawal or full surrender, earnings are withdrawn last, as described on the data page.

2.2  WHAT HAPPENS IF YOU EXERCISE YOUR RIGHT TO EXAMINE?

If you exercise your Right To Examine, your refund will not include any credits or credit value. Your Right To Examine is described on the cover page of your contract.
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2.3  WILL CREDIT VALUE BE INCLUDED WHEN DETERMINING THE AMOUNT OF DEATH BENEFIT
     PROCEEDS PAYABLE?

Only credit value resulting from credit(s) that occurred at least one (1) full year prior to the date of death will be included when determining the amount of death benefit proceeds payable. Any credit value resulting from credit(s) that occurred within one (1) year of the date of death will be canceled and the contract value adjusted accordingly in order to determine the death proceeds payable.

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SECTION 3. BENEFIT CHARGES
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3.1  IS THERE A CHARGE FOR THIS BENEFIT?

The charge for this benefit is included in the Variable Account Mortality and Expense Risk Charge shown on the data page. The charge is assessed on a daily basis. See the data page and Section 8.3 of the contract.

CUNA Mutual Insurance Society
 A Mutual Insurance Company

/s/ Jeff Post

    President